EX‑35.4

(logo) Prudential

Prudential Asset Resources

Prudential Mortgage Capital Company
2100 Ross Avenue, Suite 2500, Dallas TX 75201
Tel 214 777-4500

A business of Prudential Financial, Inc.

Wells Fargo Bank, National Association
Attn: Commercial Mtg Servicing
MAC D1086
550 South Tryon Street, 14th Floor
Charlotte, NC 28202

RE:          Commercial  Mortgage Pass-Through, WFRBS 2012-C10
Period:   January 1, 2014 to December 31, 2014 (the “Reporting Period”)

Annual Compliance Statement

I, Hal Keith Kehlbeck, in my capacity as Vice , Accounting and Operations of Prudential Asset Resources, Inc. (the "Company") hereby certify with regard to the Company's role as Primary Servicer under the Pooling and Servicing Agreement, (the "Agreement") dated as of December 1, 2012 pertaining to the above-referenced certificates, that:

(i)       a review of the activities of the Company under the Agreement during the period noted above, and of the performance of the Company under the Agreement during the reporting period has been made under my supervision, and

(ii)     to the best of my knowledge, based on such review, the Company has fulfilled all its obligations under the Agreement throughout the reporting period.

Effective as of March 31, 2015

/s/ Keith Kehlbeck
Keith Kehlbeck
Vice , Accounting and Operations
Prudential Asset Resources, Inc.